LIST OF SUBSIDIARIES


Interstate National Dealer Services, Inc. has the following subsidiaries:

  1.  Warranty Direct, Inc., a Delaware corporation.
  2.  National Service Contract Insurance Company Risk Retention
      Group, Inc., a Hawaii corporation.
  3.  Interstate National Dealer Services of Florida, Inc., a
      Florida corporation.
  4.  Uautobid.com, Inc.